Ex 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Thomas J. Morris
Silverleaf Resorts, Inc.
214-631-1166

SILVERLEAF RESORTS, INC. ANNOUNCES INCREASE AND EXTENSION TO
REVOLVING CREDIT FACILITY WITH UBS

DALLAS, TEXAS. (December 28, 2006) --- Silverleaf Resorts, Inc. (AMEX: SVL) today announced that its revolving credit facility through its wholly-owned and fully consolidated special purpose finance subsidiary, Silverleaf Finance IV, LLC ("SF-IV"), a Delaware limited liability company has been increased from $100 million to $125 million. The scheduled funding period under the variable funding note (“VFN”) issued in March 2006 by SF-IV to UBS Real Estate Securities Inc. (“UBS”) which was scheduled to end in March 2007 has been extended to December 2008. The amended facility will mature in December 2010. The interest rate on the VFN was also reduced from the current rate of LIBOR plus 1.5% to LIBOR plus 1.25%. The VFN is secured by customer notes receivable sold by Silverleaf to SF-IV. Proceeds to Silverleaf from the sale of additional customer notes to SF-IV will be used to fund normal business operations and for general working capital purposes. Silverleaf will continue to service the customer notes sold to SF-IV under the terms of an agreement with the indenture trustee and SF-IV.

Thomas Morris, Senior Vice President - Capital Markets commented, “As we continue to grow our business and focus our efforts on improving profitability, our access to capital and the costs of such are critical to meeting these goals. This facility accomplishes both of those tasks by providing additional liquidity while lowering our cost of money.”

Based in Dallas, Texas, Silverleaf Resorts, Inc. owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading "Risk Factors" in the Company's reports filed with the Securities and Exchange Commission, including the Company's 2005 Annual Report on Form 10-K (pages 22 through 30 thereof) filed on March 17, 2006.

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